Exhibit 13.1

STOCK TRANSFER AGREEMENT

BETWEEN

MARCIE ALLEN

AND

GUNTHER GRANT, INC

This AGREEMENT is made on the 31st day of July 2007 (“Effective Date”) , between Marcie Allen whose principal address is 41 Featherbed Lane, Oakdale, NY 11769 (“Seller”), and Gunther Grant, Inc., a Delaware Corporation (the “Purchaser”) whose principal address is 133 East Main Street, East Islip, New York 11720.

W I T N E S S E T H:

WHEREAS, The Seller is the owner of 16,875,000 shares of common stock of Gunther Grant, Inc. (the “Company”).

WHEREAS, The Seller is also indebted to the Company in the amount of $79,845.00 for monies loaned and/or advanced to her by the Company.

WHEREAS, The Seller desires to transfer 798,845 shares of common stock in the Company to the Company 798,845.

WHEREAS, The Company desires to accept as full payment of all monies loaned and/or advanced to Seller by the Company the transfer of 798,845 shares of common stock in the Company.

NOW THEREFORE, in consideration of Ten Dollars, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Sale. The Seller shall transfer 798,845 of Seller’s shares in the Company to the Company as full payment for all monies loaned and/or advanced to her by the Company. The Company shall deem the transfer by Seller of 798,845 of Seller’s shares in the Company to the Company as full payment for all monies loaned and/or advanced to her by the Company. The Seller’s shares in the Company delivered to the Company shall be validly issued, duly endorsed, duly notarized, fully paid and nonassessable. In addition, all certificates evidencing the common shares being delivered from Seller to the Company does bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION.

2. Obligation of Sellers. The Seller will indemnify and hold the Purchaser harmless from any loss or expense which the Purchaser may sustain by reason of any claim presented against Purchaser as to the validity of the Sellers’ title to the common shares of Gunther Grant, Inc. transferred to Purchaser.

3. Representations of Seller. The Seller hereby represent’s and warrant’s that Seller is the sole owner of and has the sole right to sell the common shares of Gunther Grant, Inc. referenced in this Agreement. In addition, the Seller owns all of the outstanding common shares of Gunther Grant, Inc. referenced in this Agreement free and clear of all liens and/or encumbrances.

4. Representations of Purchaser. The Purchaser hereby represents and warrants:

(a) Gunther Grant, Inc. is a corporation duly organized and existing under the laws of the State of Delaware.

(b) This transaction has been duly authorized and approved by the Board of Directors of Gunther Grant, Inc.

5. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties, the successors and assigns of the Purchaser, and the legal representatives and assigns of the Sellers.

6. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and wholly performed in that jurisdiction.

(b) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

(d) All notices pursuant to this agreement shall be in writing and shall be sufficient if delivered, sent or mailed registered or certified mail, postage prepaid, or by personal delivery to the address stated above.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

Marcie Allen

Gunther Grant, Inc.

By:
Grant Newsteder, Chief Executive Officer

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